EXHIBIT 23.2

Consent of Arthur Andersen LLP

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 30, 2001, included and incorporated by reference in The Quaker Oats Company’s Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this registration statement.

Arthur Andersen LLP

Chicago, Illinois
August 27, 2001

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